As filed with the Securities and Exchange Commission on October 22, 2008

Registration No. __________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIVEBUZZ, INC.
(Name of small business issuer in its charter)

Nevada	8999	20-5422795
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D. Number)

8635 W. Sahara Avenue, Suite 576 Las Vegas, Nevada 89117 (702) 370-8255
(Address and telephone number of principal executive offices)

8635 W. Sahara Avenue 576 Las Vegas, Nevada 89117 (702) 370-8255
(Address of principal place of business or intended principal place of business)

Tony Caporicci, Chief Executive Officer 8635 W. Sahara Avenue, Suite 576 Las Vegas, Nevada 89117 (702) 370-8255
(Name, address and telephone number of agent for service)

Copies to:
Gary A. Agron, Esquire
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111
(303) 770-7254
(303) 770-7257 (Fax)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do no check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value	1,132,000	$.50	$566,000	$22.25

Totals	1,132,000	$.50	$566,000	$22.25

        This registration statement registers the resale of 1,132,000 shares of common stock held by security holders of the Registrant. In addition to the number of shares set forth above, the amount to be registered includes any shares of common stock issued as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

        The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price in the table above are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until it shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion	Dated October 22, 2008

1,132,000 shares of common stock

LIVEBUZZ, INC.

                This prospectus covers the resale by our 26 selling stockholders of 1,132,000 shares of our common stock. The selling stockholders’ names and share amounts are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. The shares will be offered by our selling stockholders initially at $.50 per share and then at prevailing market prices or privately negotiated prices. We intend to apply to list our common shares for quotation on the Electronic Bulletin Board but cannot assure that our application will be accepted by the Bulletin Board. The offering will terminate on the earlier of the date all of the shares are sold or one year from the date hereof. We will not receive any proceeds from the sale of shares offered by the selling stockholders.

        There is no public market for our common stock and it is not quoted or listed on any exchange.

        Investing in our common stock involves substantial risks. See “Risk Factors” beginning on page 3.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is __________, 2008.

TABLE OF CONTENTS

About this Prospectus	i

Summary	1

Summary Financial Data	2

Risk Factors	3

Forward-Looking Statements	11

Use of Proceeds	12

Selected Financial Data	12

Management's Discussion and Analysis of
Financial Conditions and Results of Operations	13

Business	16

Management	20

Security Ownership of Executive Officers, Directors and
Beneficial Owners of Greater than 5% of Our Common Stock	21

Selling Stockholders and Plan of Distribution	23

Related Party and Other Material Transactions	25

Description of Capital Stock	25

Shares Eligible for Future Sale	26

Experts	26

Legal Matters	26

Where You Can Find More Information	26

Financial Statements	F-	1

ABOUT THIS PROSPECTUS

        You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

SUMMARY

        This summary highlights material information regarding our company and the offering contained in this prospectus. However, you should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision.

Business

        Since May 2008, we have been developing social and communicative networking via our website LiveBuzz.com and our mobile-based software application.

        We were incorporated in April 2008 as a Nevada corporation and commenced operations at that same time. Our corporate office is located at 8635 W. Sahara Avenue, Suite 576, Las Vegas, Nevada 89117, and our telephone number is (702) 370-8255. Our website address is www.LiveBuzz.com. Information on our website is not a part of this prospectus.

The Offering

Securities offered by our selling stockholders:	1,132,000 shares of common stock

Common stock outstanding prior to and after the offering:	2,982,000 shares of common stock

Use of proceeds:	We will not receive any proceeds from the sale of the common stock.

Description of Selling Stockholders

        Through this prospectus, we are registering for resale 250,000 shares of common stock issued to our founder at inception, and 750,000 shares of common stock which we sold to three investors in April and May 2008 and 132,000 shares of common stock which we sold to a group of 22 investors in June and July 2008.

        The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus. None of the selling stockholders are officers, directors or 10% or greater stockholders of our company, except Tony Caporicci, our Chief Executive Officer and a director, nor are any affiliated or associated with any broker-dealers. Mr. Caporicci is offering 250,000 shares for sale.

SUMMARY FINANCIAL DATA

        The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes for the period from inception (April 4, 2008) to July 31, 2008.

Statement of Operations Data

Period From Inception (April 4, 2008) to July 31, 2008
Revenue	$—
Loss from operations	$(24,743)
Net loss	$(24,743)
Net loss per share of common stock	$(0.01)

Balance Sheet Data

As of July 31, 2008

Total assets	$39,695
Total liabilities	$838
Working capital (deficit)	$35,214
Stockholders' equity	$38,857

RISK FACTORS

        The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

Our auditors believe there is substantial doubt that we can continue as a going concern.

        In their audit report dated August 5, 2008, our auditors indicated that there was substantial doubt that we could continue as a going concern. If we are unable to generate cash from earnings or from the sale of equity securities, we could be required to reduce our operations.

If we ware unable to attract users to our website, we will be unable to generate revenue, attain profitability,expand the range of our services or enter new markets.

        We have not yet generated revenue, and we intend to generate future revenue by selling advertising space on our website. Therefore, to derive any significant revenues, we must attract users to our website. We will offer social networking services on our website, but we cannot guarantee that our product offering will attract users. Furthermore, to be able to maintain or increase our revenues, we will have to retain users and attract new ones. If we are unable to do so, future revenues could decrease.

There is substantial competition for social networking sites, and our current social network has no members. As many Internet users already belong to a social networking site, we cannot guarantee that they will want to join an additional site.

        Social networking sites such as Myspace.com, Facebook.com, and Bebo.com currently have memberships exceeding one hundred million users. Many of our prospective members will already belong to an established social networking site, and it may be difficult to convince users to join an additional site.

        The success of building a social network depends on building a critical mass of members. Without a significant member base, there will be limited interaction between our members. If we are unable to build a significant member base through our initial marketing efforts, it is unlikely that the social networking component of our business will be successful.

If we fail to deliver our applications to correspond with the commercial introduction of new mobile phone models,our sales may suffer.

        Our business is tied, in part, to the commercial introduction of new mobile phone models with enhanced features, including color screens and greater processing power. Many new mobile phone models are released in the final quarter of the year to coincide with the holiday shopping season. We cannot control the timing of these mobile phone launches. Some of our customers download our applications soon after they purchase their new mobile phones in order to experience the new features of those phones. If we miss the opportunity to sell applications when our customers upgrade to a new mobile phone due to application launch delays, our sales may suffer. In addition, if we miss the key holiday selling period, either because the introduction of a new mobile phone model is delayed or we do not successfully deploy our applications in time for the holiday selling season, our sales may suffer.

Wireless communications technology is changing rapidly, and we may not be successful in working with these new technologies.

        Wireless network and mobile phone technologies are undergoing rapid innovation. New mobile phones with more advanced processors and supporting advanced programming languages continue to be introduced in the market. We have no control over the demand for, or success of, these products. However, if we fail to anticipate and adapt to these and other technological changes, our market share and our operating results may suffer. Our future success will depend on our ability to adapt to rapidly changing technologies, develop applications to accommodate evolving industry standards and improve the performance and reliability of our applications. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our entertainment applications.

        The markets for our applications, products and services are also characterized by frequent new mobile phone model introductions and shortening mobile phone model life cycles. The development of new, technologically advanced applications to match the advancements in mobile phone technology is a complex process requiring significant research and development expense, as well as the accurate anticipation of technological and market trends. As the life cycle of mobile phone models and other wireless devices shortens, we will be required to develop and adapt our existing applications and create new applications more quickly. These efforts may not be successful. Any failure or delay in anticipating technological advances or developing and marketing new applications that respond to any significant change in technology or customer demand could limit the available channels for our applications and limit or reduce our sales.

Actual or perceived security vulnerabilities in mobile phones could adversely affect our revenues.

        Maintaining the security of mobile phones and wireless networks is critical for our business. There are individuals and groups who develop and deploy viruses, worms and other malicious software programs that may attack wireless networks and mobile phones. Recently, security experts identified what appears to be the first computer “worm” program targeted specifically at mobile phones. The worm, entitled “Cabir,” targets mobile phones running the Symbian(R) operating system. While the “Cabir” worm has not been widely released and presents little immediate risk to our business, we believe future threats could lead some customers to seek to return our applications, reduce or delay future purchases or reduce or delay the use of their mobile phones. Wireless carriers and mobile phone manufacturers may also increase their expenditures on protecting their wireless networks and mobile phone products from attack, which could delay adoption of new mobile phone models. Any of these activities could adversely affect our revenues.

Changes in government regulation of the media and wireless communications industries may adversely affect our business.

        It is possible that a number of laws and regulations may be adopted in the United States and elsewhere which could restrict the media and wireless communications industries, including laws and regulations relating to customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through wireless carriers. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce our ability to increase or maintain sales of our applications.

A decline in, or limitation on, the use of mobile phones would negatively impact our business.

        A number of public and private entities have begun to restrict the use of mobile phones on their premises. For example, many places of worship, restaurants, hospitals, medical offices, libraries, museums, concert halls and other private and public businesses restrict the use of mobile phones due to privacy concerns, the inconvenience caused by mobile phone users to other patrons and the disruption mobile phones may cause to other electronic equipment at these locations.

        Legislation has also been proposed in the U.S. Congress and by many states and municipalities to restrict or prohibit the use of mobile phones while driving motor vehicles. Some states and municipalities in the United States have already passed laws restricting the use of mobile phones while driving, and similar laws have been enacted in other countries. These laws and other potential laws prohibiting or restricting the use of mobile phones could reduce demand for mobile phones generally and, accordingly, the demand for our applications, which could reduce our ability to increase or maintain sales of our applications.

        A number of studies have examined the health effects of mobile phone use and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services and health problems, and any media reports suggesting such a link, could reduce demand for mobile phones and, accordingly, the demand for our applications.

Our business depends on the growth and maintenance of wireless communications infrastructure.

        Our success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States and around the world. This includes deployment and maintenance of reliable next-generation digital networks with the necessary speed, data capacity and security for providing reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of customers continues to increase, or if existing or future customers increase their bandwidth requirements. In addition, viruses, worms and similar break-ins and disruptions from illicit code or unauthorized tampering may harm the performance of wireless communications. If a well-publicized breach of security were to occur, general mobile phone usage could decline, which could reduce the demand for and use of our applications. Wireless communications experience a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our applications successfully.

Our business may depend on third parties to resell our advertising space, and we cannot control the rates paid tous for our advertising space.

        We do not have the resources to sell advertising space directly to advertisers, so we must rely on third parties such as Google or Yahoo to resell the advertising space on our website or through our mobile applications. Furthermore, it is possible that advertising rates may decline as more websites are added to the Internet thus creating more advertising space.

Our inability to obtain capital, use internally generated cash, or use shares of our capital stock or debt tofinance future expansion efforts could impair the growth and expansion of our business.

        Reliance on internally generated cash or debt to finance our operations or complete business expansion efforts could substantially limit our operational and financial flexibility. The extent to which we will be able or willing to use shares of capital stock to consummate expansions will depend on the value of our capital stock from time to time and the willingness of potential investors, sellers or business partners to accept it as full or partial payment. Using shares of capital stock for this purpose also may result in significant dilution to our then existing shareholders. To the extent that we are unable to use capital stock to make future expansions, our ability to grow through expansions may be limited by the extent to which we are able to raise capital for this purpose through debt or equity financings. No assurance can be given that we will be able to obtain the necessary capital to finance a successful expansion program or our other cash needs. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of any operations. In addition to requiring funding for expansions, we may need additional funds to implement our internal growth and operating strategies or to finance other aspects of our operations. Our failure to (i) obtain additional capital on acceptable terms, (ii) use internally generated cash or debt to complete expansions because it significantly limits our operational or financial flexibility, or (iii) use shares of capital stock to make future expansions may hinder our ability to actively pursue any expansion program we may decide to implement.

We do not currently maintain redundant capabilities and a catastrophic event could be costly and result insignificant disruption of our services.

        Our computer equipment and the telecommunications infrastructure of our third-party network provider are vulnerable to damage from fires, earthquakes, floods, power loss, telecommunications failures, terrorism and similar events. Our servers are also vulnerable to computer viruses, worms, physical and electronic break-ins, sabotage and similar disruptions from unauthorized tampering of our computer systems. We do not currently maintain redundant capabilities and a catastrophic event could result in a significant and extended disruption of our services. Currently, we do not have a disaster recovery plan to address these and other vulnerabilities. As a result, it would be difficult to operate our business in the event of a disaster. Any prolonged disruption of our services due to these, or other events, would severely impact or shut down our business.

Our business depends on continued and unimpeded access to the Internet and Internet service providers may be ableto block, degrade or charge us or our users additional fees for our offerings.

        Our users rely on access to the Internet to use our websites. Internet service providers may take measures that could degrade, disrupt or increase the cost of our websites by restricting or prohibiting the use of their lines for our websites, by filtering, blocking, delaying or degrading the packets containing the data associated with our websites, or by charging increased fees to us or our users for use of their lines for our websites. Some of these providers may contractually restrict their customers’ access to our offerings through their terms of service with their customers. These activities are technically feasible and may be permitted by applicable law. In addition, Internet service providers could attempt to charge us each time our users use our websites. Interference with our websites or higher charges for access to our websites, whether paid by us or by our users, could cause us to lose existing users, impair our ability to attract new users, and harm our revenues and growth.

Our Chief Executive Officer does not devote his full time to our operations, which could limit our operations and growth.

        Tony Caporicci, our Chief Executive Officer, Treasurer and a director of our company, devotes only 50% of his time to our operations, thereby potentially limiting our operations and growth.

Our results of operations and key business metrics may fluctuate, which makes our results difficult to predictand could cause our results to fall short of expectations.

        Our results of operations and key business metrics may fluctuate as a result of a variety of factors, many of which are outside of our control. As a development company in a rapidly evolving industry, it may be difficult for us and others to accurately predict future performance. If our results of operations or key business metrics fall below the expectations of investors, the trading price of our common stock, if any, could decline. Fluctuations in our results of operations and key business metrics may be due to a number of factors, including:

•	the number of members accessing our services and the extent of their engagement with our services;
•	variations in our advertising revenues and our ability to attract members to our social networking services; and
•	the timing and success of new service introductions by us or our competitors.

         We believe that our results of operations and key business metrics may vary significantly in the future and that period-to-period comparisons of our results of operations and key business metrics may not be meaningful. You should not rely on the results of one period as an indication of our future performance. In addition, if our results of operations and key business metrics do not meet or exceed the expectations of securities analysts or investors, the price of our common stock could decline substantially.

If we are unable to develop new or enhanced features or fail to predict or respond to emerging trends, ourrevenue and any profitability will suffer.

        Our future success will depend in part on our ability to modify or enhance our website features to meet users demands, add features and address technological advancements. If we are unable to predict preferences or industry changes, or if we are unable to modify our website features in a timely manner, we may lose members. New features may be dependent upon our obtaining needed technology or services from third parties, which we may not be able to obtain in a timely manner, upon terms acceptable to us, or at all. We spend significant resources developing and enhancing our features. However, new or enhanced features may have technological problems or may not be accepted by users. If we are unable to successfully develop, acquire or implement new features or enhance our existing features in a timely and cost-effective manner, our revenue and any profitability will suffer.

Our business is subject to online security risks, including security breaches and identity theft.

        To succeed, online commerce and communications must provide a secure transmission of confidential information over public networks. Our security measures may not detect or prevent security breaches that could harm our business. We expect that our websites will process a significant amount of financial transactions between buyers and sellers. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effect secure transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology we use to protect transaction data. In addition, any party who is able to illicitly obtain a user’s password could access the user’s transaction data. An increasing number of websites have reported breaches of their security. Any compromise of our security could harm our reputation and, therefore, our business. In addition, a party that is able to circumvent our security measures could misappropriate proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and business.

        Our servers will be also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, and we may experience “denial-of-service” type attacks on our system that may make all or portions of our websites unavailable for periods of time. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. These issues are likely to become more difficult as we expand the number of places where we operate. Security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

        Our users may be targeted by parties using fraudulent “spoof” emails to misappropriate passwords, credit card numbers, or other personal information or to introduce viruses through “Trojan horse” programs to our users’ computers. These emails appear to be legitimate emails sent by us or one of our users, but direct recipients to fake websites operated by the sender of the email or request that the recipient send a password or other confidential information via email or download a program. We expect to attempt to mitigate “spoof” e-mails through product improvements and user education but if we are unsuccessful to eliminate the threat to a substantial degree, our brand may be damage, users may be discouraged to use our websites, and our costs may increase.

Assertions by a third party that we infringe its intellectual property could result in costly and time-consuminglitigation, expensive licenses or the inability to operate as planned.

        The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow. Our technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including our competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to provide our services or develop new services and features, which could make it more difficult for us to operate our business.

        If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to pay substantial damages, stop using technology found to be in violation of a third party’s rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase our operating expenses or may require us to restrict our business activities in one or more respects. We may also be required to develop alternative non-infringing technology, that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business and results of operations could be harmed.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired,which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

        We must ensure that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis. We will be required to spend considerable effort establishing and maintaining our internal controls, which will be costly and time-consuming and will need to be re-evaluated frequently. We are in the process of documenting, reviewing and, if appropriate, improving our internal controls and procedures in anticipation of being a reporting company and eventually being subject to Section 404 of the Sarbanes-Oxley Act of 2002, which will require annual management assessments of the effectiveness of our internal control over financial reporting. Both we and our independent auditors will be testing our internal controls in anticipation of being subject to these Section 404 requirements and, as part of that documentation and testing, may identify areas for further attention and improvement. We are in the process of developing disclosure controls and procedures designed to ensure that information required to be disclosed by us in our public reports and filings is recorded, processed, summarized and reported within the time periods specified by applicable SEC rules and forms.

        Implementing any appropriate changes to our internal controls and disclosure controls and procedures may entail substantial costs to modify our existing financial and accounting systems and internal policies, take a significant period of time to complete, and distract our officers, directors and employees from the operation of our business. These changes may not, however, be effective in establishing or maintaining the adequacy of our internal controls or disclosure controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements or public reports on a timely basis, could materially adversely affect our business. Further, investors’ perceptions that our internal controls or disclosure controls are inadequate or that we are unable to produce accurate financial statements may seriously affect the price of our common stock.

We may be required to seek additional funding, and such funding may not be available on acceptable terms or at all.

        We may need to obtain additional funding due to a number of factors beyond our expectations or control, including a shortfall in revenue, increased expenses, increased investment in capital equipment or the acquisition of businesses, services or technologies. If we do need to obtain funding, it may not be available on acceptable terms or at all. If we are unable to obtain sufficient funding, our business would be harmed. Even if we were able to find outside funding sources, we might be required to issue securities in a transaction that could be highly dilutive to our investors or we may be required to issue securities with greater rights than the securities we have outstanding today. We may also be required to take other actions that could lessen the value of our common stock, including borrowing money on terms that are not favorable to us. If we are unable to generate or raise capital that is sufficient to fund our operations, we may be required to curtail operations, reduce our services, defer or cancel expansion or acquisition plans or cease operations in certain jurisdictions or completely.

We are a relatively new business in an emerging industry and need to manage the introduction of new products andservices in order to avoid increased expenses without corresponding revenues.

        We will be introducing new services to consumers in order to establish ourselves as a leader in the evolving market for social networking services. Introducing new or enhanced products and services requires us to increase expenditures before we generate revenues. For example, we may need to hire personnel to oversee the introduction of new services before we generate revenues from these services. Our inability to generate satisfactory revenues from such expanded services to offset costs could have a material adverse effect on our business, results of operations and financial condition.

Our success is dependent on keeping pace with advances in technology. If we are unable to keep pace with advances in technology, consumers may not use our services and our revenues will suffer. If we are required to invest substantial amounts in technology, our results of operations will suffer.

        The Internet and electronic commerce markets are characterized by rapid technological change, changes in user and customer requirements, frequent new service and product introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing Web sites and technology obsolete. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be materially and adversely affected. Our performance will depend, in part, on our ability to continue to enhance our existing services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our Web sites and other proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our Web sites, or other proprietary technology to customer requirements or to emerging industry standards. In addition, if we are required to invest substantial amounts in technology in order to keep pace with technological advances, our results of operations will suffer.

Because our common stock may be classified as “penny stock,” trading may be limited, and the share price could decline.

        Because our common stock may fall under the definition of “penny stock,” trading in the common stock, if any, may be limited because broker-dealers would be required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving the common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving the common stock.

        “Penny stocks” are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange, included for quotation on the NASDAQ system or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

        Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents including:

•	A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;

•	All compensation received by the broker-dealer in connection with the transaction;

•	Current quotation prices and other relevant market data; and

•	Monthly account statements reflecting the fair market value of the securities.

        These rules also require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

Our directors and executive officers will continue to exert significant control over our future direction, whichcould reduce the sale value of our company.

        The sole member of our Board of Directors and our executive officer own 70.42% of our outstanding common stock. Accordingly, this stockholder will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership, which could result in a continued concentration of representation on our Board of Directors, may delay, prevent or deter a change in control and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our assets.

Investors should not anticipate receiving cash dividends on our common stock.

        We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

There is a reduced probability of a change of control or acquisition of us due to the possible issuance of additional preferred stock. This reduced probability could deprive our investors of the opportunity to otherwise sell our stock in an acquisition of us by others.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 5,000,000 shares of preferred stock, of which no shares have been issued. Our preferred stock is issuable in one or more series and our Board of Directors has the power to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or designation of such series, without further vote or action by stockholders. As a result of the existence of this “blank check” preferred stock, potential acquirers of our company may find it more difficult to, or be discouraged from, attempting to effect an acquisition transaction with, or a change of control of, our company, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

 FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the “Risk Factors” section above and throughout this prospectus. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders. Any proceeds from the exercise of warrants will be added to our working capital.

SELECTED FINANCIAL DATA

Statement of Operations Data

Period From Inception (April 4, 2008) to July 31, 2008
Revenue	$—
Loss from operations	$(24,743)
Net loss	$(24,743)
Net loss per share of common stock	$(0.01)

Balance Sheet Data

As of July 31, 2008

Total assets	$39,695
Total liabilities	$838
Working capital (deficit)	$35,214
Stockholders' equity	$38,857

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Cautionary Statement Regarding Forward-Looking Statements

        We and our representatives may from time to time make written or oral forward-looking statements, including statements included in or incorporated by reference into this prospectus and other filings made with the Securities and Exchange Commission. These forward-looking statements are based on management’s views and assumptions and involve risks, uncertainties and other important factors, some of which may be beyond our control, that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, in this prospectus. Readers should carefully review the risks described in this and other documents that we may file from time to time with the Securities and Exchange Commission. The forward-looking statements speak only as of the date that they are made, however, we are obligated in certain circumstances to update or revise the disclosures in this prospectus in accordance with Federal securities laws.

Overview of the Business

        Since May 2008, we have been developing social networking services to be used on mobile devices and through our website, LiveBuzz.com.

Liquidity and Capital Resources

As of July 31, 2008, we had working capital of $35,214, comprised of current assets of $36,052 and current liabilities of $838. We expect our working capital balance to fluctuate significantly as we develop our business.

All of our capital resources to date have been provided exclusively through the sale of equity securities. From inception to July 31, 2008, we received cash proceeds of $61,500 from the sale of our common stock. In addition, we issued 2,100,000 shares of common stock to a founder in exchange for certain website assets.

We expect to need additional funding to achieve our business development goals. Our ability to continue as a going concern is contingent upon our ability to obtain capital through the sale of equity or issuance of debt, joint venture or sale of assets, and ultimately attaining profitable operations. There is no assurance that we will be able to successfully complete these activities.

The report of our registered independent public accountants on our financial statements at April 30, 2008 contains a qualification about our ability to continue as a going concern. This qualification is based on our lack of operating history, among other things.

We do not believe that we are a candidate for conventional debt financing and we have not made arrangements to borrow funds under a working capital line of credit. We believe that the most likely source of future funding, if any, will be the sale of equity or borrowings from related parties, however, we have no firm or written agreements regarding financing.

Net cash used in operating activities for the period from inception to July 31, 2008 was $21,701, primarily consisting of our net loss for the period.

Net cash used in investing activities during the period from inception to July 31, 2008 was $3,747, which consisted of capital expenditures for computer equipment and software.

Results of Operations – For the period from inception to July 31, 2008

We are considered a development stage company for accounting purposes, since we have not commenced our planned principle operations. We are unable to predict with any degree of accuracy when this classification will change. We expect to incur losses until such time, if ever, as we begin generating revenue from operations.

For the period from inception to July 31, 2008, we recorded a net loss of $(24,743), or $(0.01) per share.

We have never received revenue from our operations.

Operating expenses were $24,743 for the period from inception to July 31, 2008. The expenses consisted primarily of $18,053 for website development, and general and administrative expenses of $6,586, including legal and accounting fees associated with being a public company of $4,416, travel expenses of $1,017, and other general and administrative expenses of $803. We expect operating expenses to increase substantially as we develop our business.

Development Stage Company

        We are considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises”. We have devoted substantially all of our efforts to business planning and development. Additionally, we have allocated a substantial portion of our time and investment to bringing our product to the market, and to raising capital.

Use of Estimates

        Preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been used by management in conjunction with the measurement of the valuation allowance relating to deferred tax assets and future cash flows associated with long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

        For financial statement presentation purposes, we consider short-term, highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

        We maintain cash and cash equivalent balances at financial institutions that are insured by the Federal Deposit Insurance Corporation up to $100,000. Deposits with banks in other countries are not insured. Deposits with these banks may exceed the amount of insurance provided on such deposits.

Contingencies

        We are not currently a party to any pending or threatened legal proceedings. Based on information currently available, management is not aware of any matters that would have a material adverse effect on our financial condition, results of operations or cash flows.

Fair Value of Financial Instruments

        The carrying amounts of our financial instruments, including cash and cash equivalents, taxes receivable, accounts payable, and taxes payable approximate their fair values based on their short-term nature.

Income Taxes

        We have adopted the provisions of SFAS No. 109, “Accounting for Income Taxes” which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance is provided for those deferred tax assets for which the related benefits will likely not be realized.

Loss per Common Share

        Loss per common share has been computed using the weighted average number of common shares outstanding during each period. Except where the result would be anti-dilutive to income from continuing operations, diluted earnings per share has been computed assuming the conversion of the convertible long-term debt and the elimination of the related interest expense, and the exercise of stock warrants.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 were adopted at inception.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of SFAS 115.” This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under SFAS 115, but the accounting for a transfer to the trading category under paragraph 15(b) of SFAS 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intention of an entity to hold other debt securities to maturity in the future. This statement was adopted at inception.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), which becomes effective for the company on May 1, 2009. This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company does not anticipate that this pronouncement will have a material impact on its results of operations or financial position.

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133 (SFAS 161), which becomes effective on February 1, 2009. This standard changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Management is currently evaluating the impact of adopting this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162), which becomes effective upon approval by the SEC. This standard sets forth the sources of accounting principles and provides entities with a framework for selecting the principles used in the preparation of financial statements that are presented in conformity with US GAAP. It is not expected to change any of our current accounting principles or practices and therefore, is not expected to have a material impact on our financial statements.

BUSINESS

Current Operations

        Since May 2008, we have been developing social networking services to be used on mobile devices and through our website, LiveBuzz.com.

Business Strategy

        Social networking sites allow users to communicate and interact with their peers. These sites have experienced tremendous popularity in the last few years, and many sites have grown to broad networks encompassing tens of millions of users. While social networking sites have become some of the most popular sites on the Internet, we believe there is an opportunity to provide social networking sites directly to mobile devices. Few mobile-based social networks have gained traction, but a report from ABI research in 2008 predicts that mobile-base social networks will generate $3.3 billion in revenue by 2013.

        LiveBuzz will be a social network that will mesh the popular aspects of social networking with tools geared directly for mobile users. Mobile devices will be able to load the LiveBuzz application and will have the ability to communicate with other users on the network directly from their mobile device.

        We believe that people want to be dialed in on what’s going on near them. Using Global Position Satellite (GPS) tools, the LiveBuzz application will be able to gather location-based information for our users. For example, a user could go on the LiveBuzz network and look for other users who are at nightclubs near them. By communicating with these other users, one could determine where to go for the night.

Social Networking Sites

        Social networking sites are generally free online sites that provide platforms for “peer-to-peer” communication; i.e., for friends to directly communicate with friends with updates on their personal lives. Each person has a profile, often with photos, on everything from their astrological sign to favorite drink. People may also post comments on each other’s profiles and bring other people into their network or personal page.

        Four of the top 10 global Web sites on Alexa.com are social networking sites:

•	Myspace.com. With 955 million visitors per month as of February 2008, according to techcrunch.com)

•	Facebook.com (#6 with 326.4 million)

•	Hi5.com (#8 with 11.8 million)

•	Orkut.com (#10 with 7 million)

LiveBuzz Network

        LiveBuzz will initially be a free service allowing users to post and comment on the best, and worst, of any city across the globe. LiveBuzz will not be a shill for businesses to promote their wares. Rather, it will be grassroots reviews and commentary by the people, for the people. It will produce “pages with personality” where viewers can get an honest assessment and real feel for where to go and what to do within a specific city.

        After logging onto LiveBuzz, users will be presented with information relating to their location, or they will be able to click on drop down menus to choose the city and activity they want to pursue or post about. Those with profiles can include their picture or an “avatar” (a graphic image that represents someone’s personality and could be anything from a dune buggy to a cartoon character). The picture will also help those seeking information to get a better feel for the reviewer, and locale, by looking at the person or avatar.

        Like many popular social networking sites, LiveBuzz will offer features such as chat, messaging, email, video, voice chat, file sharing, blogging, and discussion groups. In addition to the products available on the site, LiveBuzz will offer a public message board that will allow users to post anonymously. The initial public message board widget, termed the Buzzboard, will be an open forum for users to discuss topics specific to a particular city.

        The message board will be designed as an anonymous board that will allow users to view and comment on the board without identifying themselves to other users. The Buzzboard back-end software will have functionality to check for any profanity or SPAM that users may try to place on the message board. We will also provide access to the LiveBuzz social network through our website, livebuzz.com.

Buzzboard widget

Non-voice mobile services

        Originally, mobile services were exclusively voice oriented. In the infancy of the wireless industry, wireless carriers’ revenue models were based on the models of traditional phone companies. Carriers charged for usage (minutes), long distance, and premium services such as voicemail. As the industry evolved, mobile users began paying for non-voice services such as text messaging, emails, and Internet connectivity.

        It is estimated that non-voice revenues will continue to grow as the phone evolves from just a cellular telephone to a mobile computer. Mobile devices continue to make significant technological advances, and many devices are capable of running software comparable to today’s desktop computers. Emarketer.com estimates that non-voice revenues from mobile phones will grow to $40 billion by 2010 in the US alone.

Revenue Model

        We will initially generate revenue from target advertisements placed within the application and on the LiveBuzz.com website. Advertising space will be sold to third-party providers such as Google, Yahoo, or Admob. As our location-based services are developed, further location-specific advertising models will be explored. For instance, rather than providing a user with an advertisement for a restaurant in their city, the application may provide the user with a coupon for a restaurant located around the corner.

        In addition to generating revenue from advertising, we will explore selling our application on third-party sites like Apple’s App store and Handango.com. While the initial application will be distributed for free, future applications may be sold for a small fee. Piper Jafray estimates that Apple’s App store will generate $1.2 billion in sales by 2009.

Marketing

        We will initial market our LiveBuzz application as a free application through Apple Computer’s App store. The App store was launched by Apple on conjunction with the release of the 3G version of the Iphone. In its first weekend alone, the App store reported that over ten million applications were downloaded. By initially developing an application catered for the Iphone, we believe that we can get acceptance from a broad range of mobile users. As further mobile devices are launched, we will develop new versions of the application.

Competition

        There is a significant competition for mobile-based social networking tools and services. As mobile device penetration continues to grow, many companies are seeking to profit from this sector. We believe that our main competition will come from two sectors:

•	Traditional, Internet-based social networks. Social networking sites like MySpace.com, Facebook.com, and Orkut.com have a significant hold on social networking and maintain millions of members in their respective networks. While these sites are focused primarily on an Internet-based social network, most of the major sites provide mobile applications to interface with their Internet site.

•	Mobile-based social networking sites. As social networking and mobile device usage have collectively evolved, many companies have developed social networking tools geared towards mobile devices. These sites included networks that allow for full-featured social networking to applications tailored for a specific purpose like locating one’s friends. These mobile-based social networking sites include, but are not limited to, Gypsii, Bliin, Jaxtr, myCube, ZKOUT, MocoSpace, Mobimii, and Next2Friends.

Employees

        At August 31, 2008, we had one employee, our Chief Executive Officer.

Facilities

        We are provided rent-free office space by our Chief Executive Officer at 8635 W. Sahara Avenue, Suite 576, Las Vegas, Nevada 89117.

MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

        Directors hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. Our officers are appointed by our Board of Directors and hold office until their death, resignation or removal from office. Our sole director and executive officer’s age, positions held and date first appointed are as follows:

Name	Position Held with the Company	Age	Dated First Elected or Appointed
Tony Caporicci	Chief Executive Officer, Chief Financial Officer and Sole Director	48	2008

Business Experience

        The following is a brief account of the education and business experience of our sole director and executive officer during at least the past five years.

         Since 2005, Tony Caporicci has been an independent technology consultant for Oil Flow USA, Inc. where he implements web applications, develops new office infrastructure, creates administration and management tools, and assists with product innovation, patent advancements and intellectual property. He is a writer on casino gaming technology for trade magazines such as Casino Enterprise Management and IGWB (International Gaming and Wagering Business). His articles and quotes have been featured in Business 2.0, Entrepreneur Magazine, Fortune Magazine. From 1993 to 2005, he was CEO/President at NetBooth Corporation.

Committees of the Board

        Our company currently does not have nominating, compensation or audit committees or committees performing similar functions nor does our company have a written nominating, compensation or audit committee charter.

Executive Compensation

        We have not paid any compensation to executive officers and directors since our incorporation in April 2008. We do not have key person life insurance on our sole executive officer’s life.

Director Compensation

        Our sole director does not receive compensation for his services as a director.

Liability and Indemnification of Officers and Directors

        Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law. Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

        The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS ANDBENEFICIAL
OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

        As of the date of this prospectus, there are 2,982,000 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding shares as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, each such person has investment and voting power with respect to such shares, subject to community property laws where applicable. The address of our executive officers and directors is in care of us at 8635 W. Sahara Avenue, Suite 576, Las Vegas, Nevada 89117.

Name of Shareholder	Title of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Tony Caporicci
8635 W. Sahara Avenue, Suite 576
Las Vegas, NV 89117	Common Stock	2,100,000	70.4%

Gary A. Agron
5445 DTC Pkwy., Suite 520
Greenwood Village, CO 80111	Common Stock	250,000	8.4%

JLP Capital, LLC
Jennifer Frenkel, Manager
2340 S. Columbine
Denver, CO 80210	Common Stock	250,000	8.4%

Name of Shareholder	Title of Class(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Growth Ventures Inc. Personal Plan and Trust
Gary McAdam, Trustee
14 Red Tail Drive
Highlands Ranch, CO 80126	Common Stock	250,000	8.4%

All directors and officers as
a group (1)	Common Stock	2,100,000	70.4%

    (1)        Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

        We have outstanding 2,982,000 shares of common stock. We are registering by this prospectus an aggregate of 1,132,000 shares of common stock comprised of 250,000 shares of common stock issued to our Chief Executive and director, 500,000 shares of common stock which we sold to two investors in April 2008, 250,000 shares of common stock which we sold to an investor in May 2008 for $0.20 per share and 132,000 shares of common stock which we sold to a group of investors in June and July of 2008 for $0.083 per share. The following table sets forth the names of the selling stockholders, the number of shares of our common stock held by each selling stockholder and certain other information. The selling stockholders listed below are offering for sale all shares listed following their names. None of the selling stockholders is required to sell any of their shares at any time.

        The shares may be offered from time to time by the selling stockholders. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

        None of our selling stockholders are officers, directors or 10% or greater stockholders of the Company except Tony Caporicci, our Chief Executive Officer and a director who is offering 250,000 shares for sale. None of our selling stockholders are broker-dealers or affiliates of broker-dealers, and none of the selling stockholders has or had any material relationship with us except as stockholders.

Name of Stockholder	Shares of Common Stock Owned	Percentage of Outstanding Common Stock Owned	Shares of Common Stock Offered For Sale	Percentage Of Outstanding Common Stock Owned After Sale
Tony Caporicci	2,100,000	70.4%	250,000	62.0%

Growth Ventures Inc.	250,000	8.4%	250,000	0
Personal Plan and Trust,
Gary McAdam, Trustee

Gary A. Agron	250,000	8.4%	250,000	0

JLP Capital, LLC	250,000	8.4%	250,000	0
Jennifer Frenkel, Manager

1st Zamora Corp	6,000	*	6,000	0
Laura Lee Madsen, President

Brian M. McAdam	6,000	*	6,000	0

Cary Walko	6,000	*	6,000	0

Charlene Frenkel	6,000	*	6,000	0

Chester Schwartz	6,000	*	6,000	0

Claudia A. McAdam	6,000	*	6,000	0

David Lippa	6,000	*	6,000	0

G.A.S. Investments, LLP	6,000	*	6,000	0
Steve Walko, Manager

Jason B. Walko	6,000	*	6,000	0

Joey Mosko	6,000	*	6,000	0

Kevin C. McAdam	6,000	*	6,000	0

Kurt Lockmiller	6,000	*	6,000	0

Laura S. Madsen	6,000	*	6,000	0

Louise S. Schwartz	6,000	*	6,000	0

Mark Frenkel	6,000	*	6,000	0

Nemelka Family Investments	6,000	*	6,000	0
Dave Nemelka, Trustee

Phil D. Greenblatt	6,000	*	6,000	0

Rolling Dice Productions, Inc.	6,000	*	6,000	0
Nick Koustas, President

Ruth Frenkel	6,000	*	6,000	0

Stanford Ventures, Inc.	6,000	*	6,000	0
Gary Mosko, President

Traum-Urlaub, Inc.	6,000	*	6,000	0
Joseph Nemelka, President

Travis Reid	6,000	*	6,000	0

*less than 1%

        In the event that we permit or cause this prospectus to lapse, the selling stockholders may only sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

        The selling stockholders may also sell these shares of our common stock directly to market makers and/or broker-dealers acting as agents for their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock may do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed “underwriters” as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

        Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

        The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of securities is prohibited from bidding for, purchasing or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus until such person is no longer a selling stockholder. These regulations may affect the marketability of these shares of our common stock.

        We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

        We are provided rent-free office space by our Chief Executive Officer.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

        Currently, there are 2,982,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefore subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

        We may issue our preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. No shares of preferred stock have been issued.

Dividends

        We do not intend to pay dividends on our capital stock in the foreseeable future.

Transfer Agent

        Corporate Stock Transfer, Inc, Denver, Colorado, is our transfer agent and warrant agent.

SHARES ELIGIBLE FOR FUTURE SALE

        We have 2,982,000 shares of common stock outstanding, of which 1,132,000 shares of common stock are being registered hereby. The remaining 1,850,000 shares are restricted shares but are eligible for sale at any time under Rule 144 promulgated under the Securities Act of 1933, as amended at any time after April 2009.

        In general, under Rule 144 as modified on February 15, 2008, a person who owns shares that were purchased from us, or any affiliate, at least six months previously and who is not an officer, director or 10% or greater stockholder of our company (a “non-affiliate”), is entitled to sell all or any portion of such shares under Rule 144 so long as we have filed all required SEC reports and continue to do so while the shares are offered for sale. After one year from purchase, the shares may be sold by a non-affiliate regardless of whether we have filed all required SEC reports. Our affiliates may also sell their shares after they have been held six months or longer under Rule 144 in an amount not to exceed:

•	1% of the then outstanding shares of our common stock; or

•	The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

EXPERTS

        Our audited financial statements included in this prospectus for the period ended April 30, 2008, have been included in reliance on the report of Ronald R. Chadwick, P.C., an independent registered public accounting firm, given on the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Greenwood Village, Colorado. Mr. Agron owns 250,000 shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to our company and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. We are also required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements, and we provide our annual reports, including audited financial statements and proxy statements, to our stockholders. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission’s principal office in Washington, DC, and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, NE, Washington, DC 20549. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

LIVEBUZZ, INC.

1,132,000 SHARES OF COMMON STOCK

        Until ______________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

RONALD R. CHADWICK, P.C.
Certified Public Accountant
2851 South Parker Road, Suite 720
Aurora, Colorado 80014
Telephone (303)306-1967
Fax (303)306-1944

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Live Buzz, Inc.
Las Vegas, Nevada

I have audited the accompanying balance sheets of Live Buzz, Inc. as of April 30, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period from April 4, 2008 (inception) through April 30, 2008. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Live Buzz, Inc. as of April 30, 2008 and the results of its operations and its cash flows for the period from April 4, 2008 (inception) through April 30, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements the Company has suffered a loss from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado August 5, 2008	/s/ Ronald R. Chadwick, P.C. RONALD R. CHADWICK, P.C.

LIVEBUZZ, INC.
(A Development Stage Company)
BALANCE SHEET
as of April 30, 2008

ASSETS

Current assets:
Cash and cash equivalents	$50,000
Due from shareholders	500

Total current assets	$50,500

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$350

Total current liabilities	350

Stockholders' equity:
Preferred stock - $0.001 par value 5,000,000 shares authorized:
No shares issued or outstanding	—
Common stock - $0.001 par value, 100,000,000 shares authorized:
2,850,000 shares issued and outstanding	2,850
Additional paid-in capital	49,750
Deficit accumulated during development stage	(2,450)

Total stockholders' equity	50,150

Total liabilities and stockholders' equity	$50,500

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
STATEMENT OF OPERATIONS
for the period from inception (April 4, 2008) to April 30, 2008

Revenues	$—

Expenses:
Website development	2,100
Investor relations	350

Total expenses	2,450

Net (loss)	$(2,450)

Net (loss) per common share:
Basic and Diluted	$(0.00)

Weighted average shares outstanding:
Basic and Diluted	2,433,333

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the period from inception (April 4, 2008) to April 30, 2008

	Preferred Stock		Common Stock		Additional Paid - in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity
Balance at Inception, April 4, 2008	—	$—	—	$—	$—	$—	$—

Shares issued for assets at par value, April 07, 2008	—	—	2,100,000	2,100	—	—	2,100

Shares issued for cash at par value, April 07, 2008	—	—	500,000	500	—	—	500

Shares issued for cash at $0.20, April 25, 2008	—	—	250,000	250	49,750	—	50,000

Net (loss)	—	—	—	—	—	(2,450)	(2,450)

Balance, April 30, 2008	—	$—	2,850,000	$2,850	$49,750	$(2,450)	$50,150

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
for the period from inception (April 4, 2008) to April 30, 2008

Cash flows from operating activities:
Net (loss)	$(2,450)

Adjustments to reconcile net (loss) to net cash
used by operating activities:
Non-cash website development expenses	2,100
Changes in operating assets and liabilities:
Increase in accounts payable	350

Total adjustments	2,450

Net cash (used in) operating activities	—

Cash flows from investing activities:
Net cash (used in) investing activities	—

Cash flows from financing activities:
Cash proceeds from sale of stock	50,000

Net cash provided by financing activities	50,000

Net increase in cash and equivalents	50,000

Cash and equivalents at inception	—

Cash and equivalents at end of period	$50,000

Supplemental cash flow information:
Interest paid	$—

Income taxes paid	$—

Non-cash investing and financing activities:
Common shares issued for website development expenses	$2,100

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements.

Organization

LiveBuzz, Inc. (the Company) was organized under the laws of the State of Nevada on April 4, 2008. The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. It plans to develop social networking web services that are user fed and interactive. The Company has chosen April 30 as its fiscal year-end.

Development Stage Company

Based on the Company’s business plan, it is a development stage company since planned principal operations have not yet commenced. Accordingly, the financial statements are presented in conformity with the accounting principles generally accepted in the United States of America that apply to development stage enterprises. In addition to all the requirements applicable to an established enterprise, as a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from its inception date to the current balance sheet date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. On a periodic basis, management reviews those estimates, including the valuation of assets and their estimated economic benefit, the allowances for potential liabilities and contingent losses, the fair value of common stock and derivatives, and the projection of future cash flows used to assess the recoverability of long-lived assets.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

Revenue Recognition

The Company recently commenced operations, is in its development stage, and has not yet generated any revenues from operations.

Cash and Cash Equivalents

For purposes of balance sheet classification and the statements of cash flows, the Company considers cash in banks, deposits in transit, and all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments. On April 30, 2008, the Company did not have a concentration of credit risk since it had no temporary cash investments in bank accounts in excess of the FDIC insured amounts.

Capital Expenditures

Expenditures for capital assets are recorded at historical cost. Additions, improvements and major renewals are capitalized, while maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from our general ledger, and the resulting gain or loss is reflected in the statement of operations. Depreciation of capital assets is provided over their estimated useful lives on a straight line basis.

Stock-based Compensation

Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employees’ requisite service period (generally the vesting period of the equity grant). LiveBuzz has no stock option plan and has not made any option or stock grants since inception, and, accordingly, has not recognized any stock-based compensation expense.

Per Share Amounts

Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes”, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. LiveBuzz provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

Research and Development

Research and development costs are charged to operations when incurred and are included in operating expenses.

Fair Value Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of April 30, 2008. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, due from shareholders, and accounts payable. Fair values are assumed to approximate carrying values for these financial instruments because they are short term in nature, or are receivable or payable on demand.

Segment Information

The Company follows SFAS 131, “Disclosure about Segments of an Enterprise and Related Information”. Certain information is disclosed, per SFAS 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in one business segment and will evaluate additional segment disclosure requirements as it expands operations.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

Recent Pronouncements

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 were adopted at inception.

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of SFAS 115.” This Statement permits all entities to choose, at specified election dates, to measure eligible items at fair value (the “fair value option”). A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. If an entity elects the fair value option for a held-to-maturity or available-for-sale security in conjunction with the adoption of this Statement, that security shall be reported as a trading security under SFAS 115, but the accounting for a transfer to the trading category under paragraph 15(b) of SFAS 115 does not apply. Electing the fair value option for an existing held-to-maturity security will not call into question the intention of an entity to hold other debt securities to maturity in the future. This statement was adopted at inception.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (SFAS 160), which becomes effective for the company on May 1, 2009. This standard establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. The Company does not anticipate that this pronouncement will have a material impact on its results of operations or financial position.

In March 2008, the FASB issued FAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133 (SFAS 161), which becomes effective on February 1, 2009. This standard changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Management is currently evaluating the impact of adopting this statement.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

There were various other recently issued accounting standards and interpretations that are not expected to a have a material impact on the Company’s financial position, operations or cash flows.

NOTE 2. GOING CONCERN

The accompanying financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. However, LiveBuzz’s operations are in the development stage and it has incurred losses since inception, resulting in an accumulated deficit of $2,450 as of April 30, 2008. These conditions raise substantial doubt about the ability of LiveBuzz to continue as a going concern.

In view of these matters, continuation as a going concern is dependent upon several factors, including the availability of debt or equity funding upon terms and conditions acceptable to LiveBuzz, and ultimately achieving profitable operations. The financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should LiveBuzz not continue as a going concern.

Management believes that LiveBuzz’s business plan provides it with an opportunity to continue as a going concern. However, management cannot provide assurance that LiveBuzz will meet its objectives and be able to continue in operation.

NOTE 3. STOCKHOLDERS’ EQUITY

Preferred Stock    The Company has authorized 5,000,000 shares of preferred stock with a par value of $0.001. These shares may be issued in series with such rights and preferences as may be determined by the Board of Directors. Since inception, the Company has not issued any preferred shares.

Common Stock     The Company has authorized 100,000,000 shares of $0.001 par value common stock.

Issued and Outstanding    The total issued and outstanding capital stock at April 30, 2008 is 2,850,000 common shares, as follows:

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

i.	On April 7, 2008, LiveBuzz issued 2,100,000 common shares to a founder in exchange for assets, including the domain name for LiveBuzz, valued at $2,100.

ii.	On April 7, 2008, LiveBuzz issued 500,000 common shares to founders pursuant to an investment agreement. Cash proceeds of $500 were received on July 8, 2008.

iii.	On April 14, 2008, LiveBuzz completed a private placement of 250,000 common shares for cash proceeds of $50,000.

NOTE 4. INCOME TAXES

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company’s deferred tax assets consist entirely of the potential benefit from net operating loss (NOL) carry forwards. The net operating loss carry forward, if not used, will expire in 2028, and is severely restricted as per the Internal Revenue code if there is a change in ownership. The deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carry forwards. Net operating loss carryforwards may be further limited by other provisions of the tax laws.

LiveBuzz’s deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

Period Ending	Estimated NOL carry-forward	NOL expires	Estimated tax benefit from NOL	Valuation allowance	Change in valuation allowance	Net tax benefit
April 30, 2008	$2,450	2028	$368	$(368)	$(368)	—

Income taxes at the statutory rate are reconciled to reported income tax expense (benefit) as follows:

Income tax benefit at statutory rate	(15%)
Deferred income tax valuation allowance	15%

Actual tax rate	0%

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
April 30, 2008

NOTE 5. RELATED PARTY TRANSACTIONS

Office space is provided to LiveBuzz at no cost by the sole executive officer. No provision for these costs has been included in these financial statements as the amounts are not material.

LIVEBUZZ, INC.
(A Development Stage Company)
BALANCE SHEETS

	July 31, 2008	April 30, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$36,052	$50,000
Due from shareholders	—	500

Total current assets	36,052	50,500

Computers and software, net	3,643	—

Total assets	$39,695	$50,500

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$838	$350

Total current liabilities	838	350

Stockholders' equity:
Preferred stock - $0.001 par value 5,000,000 shares authorized:
No shares issued or outstanding	—	—
Common stock - $0.001 par value, 100,000,000 shares authorized:
2,982,000 and 2,850,000 shares issued and outstanding at
July 31, 2008 and April 30, 2008, respectively	2,982	2,850
Additional paid-in capital	60,618	49,750
Deficit accumulated during development stage	(24,743)	(2,450)

Total stockholders' equity	38,857	50,150

Total liabilities and stockholders' equity	$39,695	$50,500

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
for the three months ended July 31, 2008,
and for the period from inception (April 4, 2008) to July 31, 2008
(Unaudited)

	Three Months Ended July 31, 2008	From Inception (April 4, 2008) to July 31, 2008
Revenues	$—	$—

Expenses:
Website development	15,953	18,053
General and administrative:
Legal and accounting fees	4,416	4,416
Travel	1,017	1,017
Investor relations	—	350
All other general and administrative	803	803
Depreciation	104	104

Total expenses	22,293	24,743

Net (loss)	$(22,293)	$(24,743)

Net (loss) per common share:
Basic and Diluted	$(0.1)

Weighted average shares outstanding:
Basic and Diluted	2,906,739

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the period from inception (April 4, 2008) to July 31, 2008

	Preferred Stock		Common Stock		Additional Paid - in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity
Balance at Inception, April 4, 2008	—	$—	$—	$—	$—	$—	$—

Shares issued for assets at par value, April 07, 2008	—	—	2,100,000	2,100	—	—	2,100

Shares issued for cash at par value, April 07, 2008	—	—	500,000	500	—	—	500

Shares issued for cash at $0.20, April 25, 2008	—	—	250,000	250	49,750	—	50,000

Net (loss)	—	—	—	—	—	(2,450)	(2,450)

Balance, April 30, 2008	—	—	2,850,000	2,850	49,750	(2,450)	50,150

Shares issued for cash at $0.0833, June 10, 2008	—	—	78,000	78	6,422	—	6,500

Shares issued for cash at $0.0833, July 8, 2008	—	—	54,000	54	4,446	—	4,500

Net (loss)	—	—	—	—	—	(22,293)	(22,293)

Balance, July 31, 2008	—	$—	2,982,000	$2,982	$60,618	$(24,743)	$38,857

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
for the three months ended July 31, 2008,
and for the period from inception (April 4, 2008) to July 31, 2008
(Unaudited)

	Three Months Ended July 31, 2008	From Inception (April 4, 2008) to July 31, 2008
Cash flows from operating activities:
Net (loss)	$(22,293)	$(24,743)

Adjustments to reconcile net (loss) to net cash
used by operating activities:
Non-cash website development expenses	—	2,100
Depreciation	104	104
Changes in operating assets and liabilities:
Increase in accounts payable	488	838

Total adjustments	592	3,042

Net cash (used in) operating activities	(21,701)	(21,701)

Cash flows from investing activities:
Capital expenditures	(3,747)	(3,747)

Net cash (used in) investing activities	(3,747)	(3,747)

Cash flows from financing activities:
Cash proceeds from sale of stock	11,500	61,500

Net cash provided by financing activities	11,500	61,500

Net increase (decrease) in cash and equivalents	(13,948)	36,052

Cash and equivalents at beginning of period	50,000	—

Cash and equivalents at end of period	$36,052	$36,052

Supplemental cash flow information:
Interest paid	$—	$—

Income taxes paid	$—	$—

Non-cash investing and financing activities:
Common shares issued for website development expenses	$—	$2,100

The accompanying notes are an integral part of these financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2008
(Unaudited)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Information

The interim financial statements included herein have been prepared by the Company, without audit, in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) pursuant to Item 210 of Regulation S-X. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been condensed or omitted pursuant to such SEC rules and regulations, although the Company believes that the disclosures included are adequate to make the information presented not misleading.

In management’s opinion, the balance sheets as of July 31, 2008 (unaudited) and April 30, 2008, the unaudited statement of operations for the three months ended July 31, 2008, and the unaudited statement of cash flows for the three months ended July 31, 2008, contained herein, reflect all adjustments, consisting solely of normal recurring items, which are necessary for the fair presentation of our financial position, results of operations, and cash flows on a basis consistent with that of our prior audited financial statements. The results of operations for interim periods may not be indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the audited financial statements and notes thereto and summary of significant accounting policies for the period from inception (April 4, 2008) to April 30, 2008 included in the registration statement on Form S-1.

Organization

LiveBuzz, Inc. (the Company) was organized under the laws of the State of Nevada on April 4, 2008. The Company has been in the development stage since its formation and has not yet realized any revenues from its planned operations. It plans to develop social networking web services that are user fed and interactive. The Company has chosen April 30 as its fiscal year-end.

Development Stage Company

Based on the Company’s business plan, it is a development stage company since planned principal operations have not yet commenced. Accordingly, the financial statements are presented in conformity with US GAAP that applies to development stage enterprises. In addition to all the requirements applicable to an established enterprise, as a development stage enterprise, the Company discloses the deficit accumulated during the development stage and the cumulative statements of operations and cash flows from its inception date to the current balance sheet date.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2008
(Unaudited)

Use of Estimates

The preparation of the Company’s financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the identification and disclosure of impaired assets and contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Per Share Amounts

SFAS 128, “Earnings Per Share,” provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income (or loss) by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the Company, assuming the issuance of an equivalent number of common shares pursuant to options, warrants, or convertible debt arrangements. Diluted earnings per share is not shown for periods in which the Company incurs a loss because it would be anti-dilutive. Similarly, potential common stock equivalents are not included in the calculation if the effect would be anti-dilutive.

Internal Use Software and Website Development Costs

Software development costs., including the costs to develop our website, are recorded based on the guidance contained in Statement of Position No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use”, and the additional guidance provided by EITF Issue No. 00-2, “Accounting for Website Development Costs”. We evaluate all costs incurred to determine whether they should be either expensed or capitalized. From inception to July 31, 2008, all costs incurred have been expensed and no costs have been capitalized.

Recent Pronouncements

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS 162), which becomes effective upon approval by the SEC. This standard sets forth the sources of accounting principles and provides entities with a framework for selecting the principles used in the preparation of financial statements that are presented in conformity with US GAAP. It is not expected to change any of our current accounting principles or practices and therefore, is not expected to have a material impact on our financial statements.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2008
(Unaudited)

There were various other recently issued accounting standards and interpretations that are not expected to a have a material impact on the Company’s financial position, operations or cash flows.

NOTE 2. GOING CONCERN

The accompanying financial statements were prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of obligations in the normal course of business. However, LiveBuzz’s operations are in the development stage and it has incurred losses since inception, resulting in an accumulated deficit of $24,743 as of July 31, 2008. These conditions raise substantial doubt about the ability of LiveBuzz to continue as a going concern.

In view of these matters, continuation as a going concern is dependent upon several factors, including the availability of debt or equity funding upon terms and conditions acceptable to LiveBuzz, and ultimately achieving profitable operations. Management believes that LiveBuzz’s business plan provides it with an opportunity to continue as a going concern. However, management cannot provide assurance that LiveBuzz will meet its objectives and be able to continue in operation.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3. STOCKHOLDERS’ EQUITY

The total issued and outstanding common stock at July 31, 2008 is 2,982,000 common shares, and includes the following transactions which occurred during the current fiscal year:

i.	On July 8, 2008, LiveBuzz received cash proceeds of $500 for 500,000 founders' shares issued on April 7, 2008.

ii.	On July 8, 2008, LiveBuzz completed a private placement of 132,000 common shares for cash proceeds of $11,000 or $0.0833 per share.

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2008
(Unaudited)

NOTE 4. COMPUTERS AND SOFTWARE

At July 31, 2008, computers and software consisted of the following:

Computers and software	$3,747
Less accumulated depreciation	(104)

Net	$3,643

NOTE 5. INCOME TAXES

Deferred income taxes arise from temporary timing differences in the recognition of income and expenses for financial reporting and tax purposes. The Company’s deferred tax assets consist entirely of the potential benefit from net operating loss (NOL) carry forwards. The net operating loss carry-forward, if not used, will expire in 2028, and is subject to restrictions imposed by the Internal Revenue Code. The deferred tax assets are offset by a valuation allowance due to the uncertainty of the realization of the net operating loss carry-forwards. Net operating loss carry-forwards may only be utilized to offset future taxable income, if any, and may be further limited by other provisions of the tax laws.

LiveBuzz’s deferred tax assets, valuation allowance, and change in valuation allowance are as follows:

Period Ending	Estimated NOL carry-forward	NOL expires	Estimated tax benefit from NOL	Valuation allowance	Change in valuation allowance	Net tax benefit
July 31, 2008	$24,700	2028	$3,700	$(3,700)	$(3,330)	—

Income taxes at the statutory rate are reconciled to reported income tax expense (benefit) as follows:

Income tax benefit at statutory rate	(15%)
Deferred income tax valuation allowance	15%

Actual tax rate	0%

LIVEBUZZ, INC.
(A Development Stage Company)
Notes to Financial Statements
July 31, 2008
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS AND COMMITMENTS

Office space is provided to LiveBuzz at no cost by the sole executive officer. No provision for these costs has been included in these financial statements as the amounts are not material.

The Company entered into an agreement with a related party to provide website development consulting and contracting services. During the three months ended July 31, 2008 the Company paid $15,000 to the related party which is included in website development expense. The total commitment is expected to be $40,000 and the work is scheduled to be completed in October, 2008.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

SEC Registration Fees	$22.25
Blue Sky Filing Fees	$1,000
Blue Sky Legal Fees	$1,000
Printing Expenses	$2,000
Legal Fees	$5,000
Accounting Fees	$3,000
Transfer Agent Fees	$1,000
Miscellaneous Expenses	$1,000

Total	$14,022.25	(2)

(1)	All expenses, except the SEC registration fee, are estimated.
(2)	All expenses of the offering (excluding brokerage commissions) will be borne by the Registrant and not the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our Articles of Incorporation provide that liability of directors to us for monetary damages is eliminated to the full extent provided by Nevada law. Under Nevada law, a director is not personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for authorizing the unlawful payment of a dividend or other distribution on our capital stock or the unlawful purchases of our capital stock; (iv) a violation of Nevada law with respect to conflicts of interest by directors; or (v) for any transaction from which the director derived any improper personal benefit.

        The effect of this provision in our Articles of Incorporation is to eliminate our rights and our stockholders’ rights (through stockholders’ derivative suits) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including any breach resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (v) above. This provision does not limit or eliminate our rights or the rights of our security holders to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care or any liability for violation of the federal securities laws.

        Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In the last three years, we have issued the following unregistered securities:

        (i)        On April 4, 2008 we issued 250,000 shares each to JLP Capital, LLC and Gary A. Agron for $0.001 per share and 2,100,000 shares to Tony Caporicci for services rendered valued at $.081 per share.

        (ii)        On May 12, 2008, we issued 250,000 shares to Growth Ventures Inc. Personal Plan and Trust for $0.20 per share.

        (iii)        In June and July 2008, we issued the following shares of common stock at $0.083 per share to the following individuals:

Name	Number of Shares Issued
1st Zamora Corpt	6,000
Laura Lee Madsen, President

Brian M. McAdam	6,000

Cary Walko	6,000

Charlene Frenkel	6,000

Chester Schwartz	6,000

Claudia A. McAdam	6,000

David Lippa	6,000

G.A.S. Investments, LLP	6,000

Jason B. Walko	6,000

Joey Mosko	6,000

Kevin C. McAdam	6,000

Kurt Lockmiller	6,000

Laura S. Madsen	6,000

Louise S. Schwartz	6,000

Mark Frenkel	6,000

Nemelka Family Investments	6,000

Phil D. Greenblatt	6,000

Rolling Dice Productions, Inc.	6,000

Ruth Frenkel	6,000

Stanford Ventures, Inc.	6,000

Traum-Urlaub, Inc.	6,000

Travis Reid	6,000

        The securities issuances described in items (i) and (ii) above were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and/or Regulation D thereunder. These issuances were to a limited number of investors, all of whom executed subscription agreements acknowledging they were familiar with our business operations and were taking the shares for investment and not for distribution. All such securities were marked with the customary restrictive legend prohibiting transfer except under certain circumstances. All of the investors were accredited investors as defined in Rule 501 under Regulation D or had a prior relationship with us or our investors and all executed subscription agreements affirming their accredited status and/or further affirming that they were familiar with our operations, were taking the shares for investment and not for distribution, and recognized that a restrictive legend would be placed on the certificates.

ITEM 16. EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	Reserved
10.2	Reserved
10.3	Reserved
23.1	Consent of Ronald R. Chadwick, P.C., an independent registered public accounting firm
23.2	Consent of Gary A. Agron (see 5.1 above)

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

         (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      i.        To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      ii.        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 12% change in the maximum aggregate offering price set forth in the “Calculation of registration Fee” table in the effective registration statements; and

                      iii.        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (4)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (5)        That, for the purpose of determining liability under the securities Act of 1933 to any purchaser:

                               (A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                               (B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)9i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration   statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

       (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                      (i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                      (ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                      (iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                      (iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

                 Pursuant to the requirements of the Securities Act, as amended, the Registrant has caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Las Vegas, Nevada on October 22, 2008.

LIVEBUZZ, INC.
By:	/s/ Tony Caporicci
Tony Caporicci Chief Executive Officer and Sole Director

EXHIBIT INDEX

Number	Exhibit

3.1	Articles of Incorporation, as amended, of Registrant
3.2	Bylaws of Registrant
5.1	Opinion of Gary A. Agron
10.1	Reserved
10.2	Reserved
10.3	Reserved
23.1	Consent of Ronald R. Chadwick, P.C., an independent registered public accounting firm
23.2	Consent of Gary A. Agron (see 5.1 above)